Exhibit 9.7

Unofficial English translation of agreements originally drawn up in Spanish. In case of discrepancy the Spanish language version prevails.

ADDENDUM TO NOVATION OF THE AGREEMENT BETWEEN REPSOL YPF

AND THE FUND OF JANUARY 11, 2000

In Barcelona, December sixteen of two thousand two.

THERE MET

Party of the first part, Don ANTONIO BRUFAU NIUBÓ, in the name and representation of LA CAIXA DE PENSIONS I ESTALVIS DE BARCELONA (LA CAIXA) (The Pension and Savings Funds of Barcelona [The Fund]).

Party of the second part, Don RAMÓN BLANCO BALÍN, in the name and representation of REPSOL YPF, S.A.,

And with both parties declaring sufficient legal capacity for signing this ADDENDUM,

THEY STATE

On May 16 of this year, the parties agreed to “Novation of the Agreement between REPSOL YPF, S.A. and THE FUND of January 11, 2000.” At the present time, the parties feel it is necessary to modify said Novatory Agreement (specifically sections a) and c) of CONDITION III – ADMINISTRATION OF THE COMPANY) in the aim of increasing the presence in the executive bodies of GAS NATURAL SDG, S.A., Independent Members designated from among prestigious individuals in the gas sector, in any of its aspects or in entrepreneurial activity in general, thus improving the transparency of decisions made and management of the Company.

For said purpose, the parties feel that the Board of Directors of the Company should be composed of sixteen members (five to be proposed by THE FUND, five to be proposed by REPSOL YPF, S.A. and six independents proposed jointly by both parties) and its Executive Committee by six members (two from THE FUND, two from REPSOL YPF, S.A. and two independents chosen jointly by both parties).

[initials]

Given that, as indicated, the increase in the number of members of the Board of Directors requires modification of the present wording of Art. 41 of the Company Bylaws, the parties agree to propose said modification and the naming of the necessary Members at the first General Shareholders Meeting to be called after the signing of this document.

In the interim, until said modification takes place, the parties agree that the Board of Directors shall be composed of twelve members (five from THE FUND, five from REPSOL YPF, S.A. and two independents proposed jointly by both parties).

Based on the foregoing, the parties

AGREE

FIRST. – MODIFICATION OF THE NOVATORY AGREEMENT OF MAY 16, 2002

Sections a) and c) of CONDITION III – ADMINISTRATION OF THE COMPANY, of the Novatory Agreement of May 16, 2002, shall be worded as follows:

“a)	Board of Directors of GAS NATURAL SDG, S.A.

REPSOL YPF and THE FUND agree to exercise their voting rights in the General Meetings of GAS NATURAL SDG, S.A. to establish the following composition of the Board of Directors thereof:

•	The number of Directors shall be sixteen. For that purpose, the corresponding modification of Article 41 of the Company Bylaws of GAS NATURAL SDG, S.A. and the setting of the number of Directors at sixteen shall be proposed at the first General Shareholders Meeting called after the signing of this Agreement and the composition of the Board shall be completed as stated below.

[initials]

•	Within the total number established by the Meeting, both parties shall name the maximum number of members to the Board of Directors respecting fully the rights accorded by Article 137 of the Law on Corporations to other shareholders.

•	REPSOL YPF, S.A. shall have the right to propose 5 members to the Board of Directors and THE FUND must vote in favor of this proposal. In turn, THE FUND shall have the right to propose another 5 members to the Board of Directors and REPSOL YPF, S.A. must vote in favor of this proposal. The remaining 6 members shall be Independent Members proposed for the Board jointly by both parties.

•	In the hypothesis that a shareholder or group of shareholders, exercising the right granted them in Article 137 of the Law on Corporations, either in the manner provided by Royal Decree 821/1991, or by consensus of the other shareholders, should designate one or more Members, the parties, by mutual agreement, shall adjust the number of members of the Board and its composition to meet the objectives pursued and, insofar as is possible, the balance between the Members named by REPSOL YPF, S.A. and those designated by THE FUND.

•	In the case of naming Members by the Board of Directors itself to fill vacancies occuring during each fiscal year, the naming by cooptation of Members designated by each of the parties shall follow the same criteria stated in the preceding sections.”

“c)	Board of Directors of GAS NATURAL SDG, S.A.

The Board of Directors of GAS NATURAL SDG, S.A., shall be composed of six members.

The parties to this Agreement shall vote in the Board of Directors to name two members to the Board of Directors from among the members proposed by REPSOL YPF, S.A., two other members from among those proposed by THE FUND and the two remaining members from among the Independent members. The President shall be included in those proposed by THE FUND and he shall also preside over the Board of Directors and the Delegated Member shall be included among those proposed by REPSOL YPF, S.A.”

[initials]

SECOND.– INTERIM ARRANGEMENT

Until the administrative board is established with the final configuration provided in this Agreement and after the corresponding statutory modification:

•	The number of members of the Board of Directors shall be twelve. REPSOL YPF, S.A. shall have the right to propose 5 members to the Board of Directors and THE FUND must vote in favor of this proposal. In turn, THE FUND shall have the right to propose another 5 members to the Board of Directors and REPSOL YPF, S.A. must vote in favor of that proposal. The remaining 2 members shall be independent Members proposed for the Board jointly by both parties.

These criteria shall also be applied in the case of naming Members by cooptation should that be necessary.

•	The Executive Committee shall be made up of six members. Three members shall be named from among the members proposed by REPSOL YPF, S.A. and the other three members from among those proposed by THE FUND.

As proof of agreement with the contents of this ADDENDUM, which will be delivered to the National Stock Market Commission, they sign in duplicate on the date and in the place stated in the heading.

THE FUND	REPSOL YPF, S.A.

Signed: Antonio Brufau Niubó	Signed: Ramón Blanco Balin

4